Great-West Life & Annuity Insurance Company of New York

A Stock Company

[489 Fifth Ave., 28th Floor          New York, NY 10017]

Contract Owner:	[Custodian FBO]
Underlying IRA Holder:	[John C. Doe]
Contract Number:	[1234567]

CUSTODIAL INDIVIDUAL RETIREMENT ACCOUNT ENDORSEMENT

ENDORSEMENT ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK AS PART OF THE CONTRACT AND RIDER (THE “CONTRACT”), IF APPLICABLE, TO WHICH IT IS ATTACHED. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CONTRACT OR RIDER, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

THE PROVISIONS IN THIS ENDORSEMENT ARE BEING ADDED TO THE CONTRACT TO COMPLY WITH THE REQUIREMENTS OF THE TAX CODE.

THE UNDERLYING IRA HOLDER SHALL COMPLY WITH THE TAX QUALIFIED PLAN PROVISIONS TO PREVENT LOSS OF THE ADVANTAGES OF TAX DEFERRAL AND TO PREVENT TAX PENALTIES.

To qualify as an annuity contract held in an Individual Retirement Account under section 408 of the Internal Revenue Code of 1986, as amended, (“Code”) the Contract is amended as follows:

(1)	The Individual Retirement Annuity Endorsement attached to the Contract is hereby deleted and replaced with this Custodial Individual Retirement Account Endorsement.

(2)	The Owner is the entity identified on the Contract Data Page who is entitled to exercise all of the benefits, rights and privileges under this Contract. The Owner of this Contract must be a directed trustee or directed custodian of the Individual Retirement Account. The Owner must be the designated beneficiary of this Contract. This Contract is established for the exclusive benefit of the Underlying IRA Holder and Beneficiaries. The Owner’s entire interest in this Contract shall be nonforfeitable. This Contract is also subject to the terms of the Individual Retirement Account. This Contract does not grant any rights or authority to the trustee or custodian of the Individual Retirement Account that contradict the terms of or that are not expressly set forth in the Individual Retirement Account agreement between the Underlying IRA Holder and the trustee or custodian.

(3)	The Contract definition of Annuitant is deleted and replaced with the following:

“The person named in the application upon whose life the payout of an annuity is based and who will receive annuity payouts. The Annuitant will be the Owner unless otherwise indicated in the application. Joint Annuitants may be named in the application or any time before the Annuity Commencement Date, and must be one another’s Spouse as of the Effective Date. If you select a Joint Annuitant, ‘Annuitant’ means the older Joint Annuitant or the sole surviving Joint Annuitant. If you name a Contingent Annuitant, the Annuitant will be considered the ‘Primary Annuitant’. If an IRA custodian or trustee owns the Contract, the Underlying IRA Holder must be the Annuitant and if there are two Annuitants, the Joint Annuitant must be the Underlying IRA Holder’s Spouse and the designated beneficiary of the custodial or trusteed account.”

(4)	The GLWB Rider definition of Covered Person is deleted and replaced with the following:

“For purposes of a GLWB Rider, the natural person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal Amount will be based. If there are two Covered Persons, the Joint Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. If a natural person owns the Contract, the Owner of the Contract must be a Covered Person. If a Grantor Trust owns the Contract, the Grantor(s) must be the sole Covered Person(s). A Joint Covered Person,

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when permitted, must be the Owner’s Spouse and (i) a Joint Owner; or (ii) the 100% primary Beneficiary under the Contract. If an IRA custodian or trustee owns the Contract, the Underlying IRA Holder must be a Covered Person and if there are two Covered Persons, the Joint Covered Person must be the Underlying IRA Holder’s Spouse and the designated beneficiary of the custodial or trusteed account.”

The Company reserves the right to amend this Endorsement at any time in order to comply with the Code and the regulations thereunder. Any such changes will be subject to the prior approval of the Interstate Insurance Product Regulation Commission, if applicable.

Signed for Great-West Life & Annuity Insurance Company on the issuance of this Contract.

[ ]	[ ]
[Richard Schultz],	[Andra S. Bolotin],
[Secretary]	[President and Chief Executive Officer]

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